Exhibit 99.2

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues
Health plan services premiums	$3,977,891	$3,631,617	$11,702,123	$9,774,840
Government contracts	160,661	146,183	456,430	444,356
Net investment income	13,915	10,964	43,580	34,109
Administrative services fees and other income	1,200	1,106	5,053	(3,108)

Total revenues	4,153,667	3,789,870	12,207,186	10,250,197

Expenses
Health plan services (excluding depreciation and amortization)	3,318,415	3,104,010	9,825,020	8,269,531
Government contracts	158,124	124,403	437,926	389,585
General and administrative	442,326	373,623	1,344,887	1,079,380
Selling	66,155	66,111	204,041	194,265
Depreciation and amortization	6,882	6,500	15,391	25,804
Interest	8,417	7,810	24,878	23,457
Asset impairment	—	84,690	1,884	84,690

Total expenses	4,000,319	3,767,147	11,854,027	10,066,712

Income from operations before income taxes	153,348	22,723	353,159	183,485
Income tax provision	93,095	31,662	204,550	42,770

Net income (loss)	$60,253	$(8,939)	$148,609	$140,715

Net income (loss) per share:
Basic	$0.78	$(0.11)	$1.93	$1.76
Diluted	$0.77	$(0.11)	$1.90	$1.73
Weighted average shares outstanding:
Basic	77,288	80,235	77,183	80,096
Diluted	78,405	80,235	78,311	81,218

See accompanying condensed notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income (loss)	$60,253	$(8,939)	$148,609	$140,715
Other comprehensive income (loss) before tax:
Unrealized gains (losses) on investments available-for-sale:
Unrealized holding gains (losses) arising during the period	11,406	2,103	(3,498)	54,011
Less: Reclassification adjustments for gains included in earnings	82	(346)	(2,087)	(2,582)

Unrealized gains (losses) on investments available-for-sale, net	11,488	1,757	(5,585)	51,429

Defined benefit pension plans:
Prior service cost arising during the period	—	—	—	—
Net loss arising during the period	—	—	—	—
Less: Amortization of prior service cost and net loss included in net periodic pension cost	640	150	1,920	450

Defined benefit pension plans, net	640	150	1,920	450

Other comprehensive income (loss) before tax	12,128	1,907	(3,665)	51,879
Income tax expense (benefit) related to components of other comprehensive income	4,277	680	(1,238)	18,236

Other comprehensive income (loss), net of tax	7,851	1,227	(2,427)	33,643

Comprehensive income (loss)	$68,104	$(7,712)	$146,182	$174,358

See accompanying condensed notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$972,908	$869,133
Investments-available-for-sale (amortized cost: 2015-$2,210,387, 2014-$1,777,404)	2,221,278	1,791,060
Premiums receivable, net of allowance for doubtful accounts (2015-$1,267, 2014-$1,671)	832,785	951,935
Amounts receivable under government contracts	165,073	150,546
Other receivables	430,987	424,910
Deferred taxes	76,495	57,911
Assets held for sale	—	50,000
Other assets	309,543	220,122

Total current assets	5,009,069	4,515,617
Property and equipment, net	139,083	84,328
Goodwill	558,886	558,886
Other intangible assets, net	9,712	11,822
Deferred taxes	16,520	33,081
Investments-available-for-sale-noncurrent (amortized cost: 2015-$23,788, 2014-$5,474)	20,064	4,570
Other noncurrent assets	270,097	187,630

Total Assets	$6,023,431	$5,395,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Reserves for claims and other settlements	$1,684,423	$1,896,035
Health care and other costs payable under government contracts	56,417	71,988
Unearned premiums	121,061	96,106
Accounts payable and other liabilities	1,486,133	880,374

Total current liabilities	3,348,034	2,944,503
Senior notes payable	399,658	399,504
Borrowings under revolving credit facility	210,000	100,000
Other noncurrent liabilities	277,922	242,705

Total Liabilities	4,235,614	3,686,712

Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000 shares authorized, none issued and outstanding)	—	—
Common stock ($0.001 par value, 350,000 shares authorized; issued 2015-153,736 shares; 2014-152,451 shares)	154	153
Additional paid-in capital	1,489,532	1,444,705
Treasury common stock, at cost (2015-76,445 shares of common stock; 2014-74,378 shares of common stock)	(2,454,067)	(2,341,652)
Retained earnings	2,757,886	2,609,277
Accumulated other comprehensive income (loss)	(5,688)	(3,261)

Total Stockholders’ Equity	1,787,817	1,709,222

Total Liabilities and Stockholders’ Equity	$6,023,431	$5,395,934

See accompanying condensed notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

(Unaudited)

	Common Stock		Additional Paid-In Capital	Common Stock Held in Treasury		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount		Shares	Amount
Balance as of January 1, 2014	150,224	$150	$1,377,624	(70,704)	$(2,179,744)	$2,463,648	$(32,867)	$1,628,811
Net income						140,715		140,715
Other comprehensive income							33,643	33,643
Exercise of stock options and vesting of restricted stock units	2,052	2	31,497					31,499
Share-based compensation expense			21,809					21,809
Tax benefit related to equity compensation plans			1,583					1,583
Repurchases of common stock				(2,143)	(92,436)			(92,436)

Balance as of September 30, 2014	152,276	$152	$1,432,513	(72,847)	$(2,272,180)	$2,604,363	$776	$1,765,624

Balance as of January 1, 2015	152,451	$153	$1,444,705	(74,378)	$(2,341,652)	$2,609,277	$(3,261)	$1,709,222
Net income						148,609		148,609
Other comprehensive loss							(2,427)	(2,427)
Exercise of stock options and vesting of restricted stock units	1,285	1	18,268					18,269
Share-based compensation expense			21,459					21,459
Tax benefit related to equity compensation plans			5,100					5,100
Repurchases of common stock				(2,067)	(112,415)			(112,415)

Balance as of September 30, 2015	153,736	$154	$1,489,532	(76,445)	$(2,454,067)	$2,757,886	$(5,688)	$1,787,817

See accompanying condensed notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$148,609	$140,715
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	15,391	25,804
Asset impairment charges	1,884	84,690
Share-based compensation expense	21,459	21,809
Deferred income taxes	(755)	(34,755)
Excess tax benefit on share-based compensation	(5,264)	(1,595)
Net realized (gain) loss on investments	(2,087)	(2,582)
Other changes	29,716	23,190
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Premiums receivable and unearned premiums	144,105	(148,109)
Other current assets, receivables and noncurrent assets	(178,784)	(251,479)
Amounts receivable/payable under government contracts	(15,499)	45,966
Reserves for claims and other settlements	(211,612)	749,232
Accounts payable and other liabilities	622,499	232,777

Net cash provided by operating activities	569,662	885,663

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	883,428	296,878
Maturities of investments	77,365	64,743
Purchases of investments	(1,424,313)	(361,451)
Purchases of property and equipment	(46,060)	(48,395)
Sales (purchases) of restricted investments and other	(3,464)	2,762

Net cash used in investing activities	(513,044)	(45,463)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	18,559	21,417
Excess tax benefit on share-based compensation	5,264	1,595
Repurchases of common stock	(112,139)	(69,686)
Borrowings under financing arrangements	240,000	—
Repayment of borrowings under financing arrangements	(130,000)	—
Net increase (decrease) in checks outstanding, net of deposits	—	—
Customer funds administered	25,473	(112,123)

Net cash provided by (used in) financing activities	47,157	(158,797)

Net increase in cash and cash equivalents	103,775	681,403
Cash and cash equivalents, beginning of period	869,133	433,155

Cash and cash equivalents, end of period	$972,908	$1,114,558

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$17,246	$15,948
Income taxes paid	199,320	63,635

See accompanying condensed notes to consolidated financial statements.

HEALTH NET, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION AND SIGNIFICANT EVENTS

Basis of Presentation

Health Net, Inc. prepared the accompanying unaudited consolidated financial statements following the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. In this Quarterly Report on Form 10-Q, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries. As permitted under those rules and regulations, certain notes or other financial information that are normally required by accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted if they substantially duplicate the disclosures contained in the annual audited financial statements. The accompanying unaudited consolidated financial statements should be read together with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 (“Form 10-K”).

We are responsible for the accompanying unaudited consolidated financial statements. These consolidated financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results in accordance with GAAP. In accordance with GAAP, we make certain estimates and assumptions that affect the reported amounts. Actual results could differ from those estimates and assumptions. In addition, revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be indicative of those for the full year.

Significant Events

Pending Merger

On July 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centene Corporation, a Delaware corporation (“Centene”), together with Chopin Merger Sub I, Inc. (“Merger Sub I”) and Chopin Merger Sub II, Inc. (“Merger Sub II”), each a Delaware corporation and a direct, wholly-owned subsidiary of Centene. Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”) and (ii) subject to delivery of a legal opinion from counsel to the Surviving Corporation regarding certain aspects of the tax treatment of the transactions, immediately after the consummation of the Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company.

At the effective time of the Merger, the Company’s existing stockholders will receive per share merger consideration consisting of $28.25 in cash and 0.6220 of one share of Centene’s common stock.

The Company and Centene each have agreed, subject to certain exceptions, not to directly or indirectly solicit competing acquisition proposals or to enter into, continue or participate in discussions or negotiations concerning, or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to, an alternative business combination.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, without limitation, certain approval, notice or similar requirements with applicable regulatory authorities. On August 11, 2015, the Antitrust Division of the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On October 23, 2015, our stockholders approved the adoption of the Merger Agreement and Centene’s stockholders approved the issuance of the shares of its common stock forming part of the merger consideration.

The completion of the Merger is not conditioned on receipt of financing by Centene. The Merger is expected to close in early 2016, subject to the receipt of required regulatory approvals and satisfaction or waiver of other closing conditions.

Cognizant Transaction

On November 2, 2014, we entered into a master services agreement (as subsequently amended and restated, the “Master Services Agreement”) with Cognizant Healthcare Services, LLC to provide certain services to us. In connection with the Master Services Agreement, we also entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which we agreed to sell certain software assets and related intellectual property we own to Cognizant (the “Asset Sale,” and together with the transactions contemplated by the Master Services Agreement, the “Cognizant Transaction”). The closing of the Cognizant Transaction and commencement of services under the Master Services Agreement on the BPaaS Services Commencement Date (as defined in the Master Services Agreement), was subject to receipt of required regulatory approvals, and the closing of the related Asset Sale was scheduled for the BPaaS Services Commencement Date. However, in connection with the announcement of the Merger with Centene, we agreed with Cognizant to suspend efforts toward, and defer the occurrence of, the BPaaS Services Commencement Date to provide time for Health Net and Centene to work towards closing the Merger, and accordingly entered into an amendment to the Master Services Agreement on July 1, 2015 (the “Cognizant Amendment”). The decision to suspend efforts toward the BPaaS Services Commencement Date has similarly deferred the Asset Sale.

As of December 31, 2014 we had classified $50.0 million, at fair value less cost to sell, in assets as assets held for sale. During the three months ended September 30, 2015, we reclassified assets held for sale to property and equipment held-for use and resumed depreciation of such assets due to the deferral of the Asset Sale. As of September 30, 2015, we had no assets held for sale. See Note 3 for additional information about our agreement with Cognizant, the assets previously held for sale and our subsequent amendment to the Master Services Agreement.

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with maturity of three months or less when purchased. We had no checks outstanding, net of deposits as of September 30, 2015 and December 31, 2014. Checks outstanding, net of deposits are classified as accounts payable and other liabilities in the consolidated balance sheets and the changes are reflected in the line item net increase (decrease) in checks outstanding, net of deposits within the cash flows from financing activities in the consolidated statements of cash flows.

Investments

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method and realized gains and losses are included in net investment income. We analyze all debt investments that have unrealized losses for impairment consideration and assess the intent to sell such securities. If such intent exists, impaired securities are considered other-than-temporarily impaired. Management also assesses if we may be required to sell the debt investments prior to the recovery of amortized cost, which may also trigger an impairment charge. If securities are considered other-than-temporarily impaired based on intent or ability, we assess whether the amortized costs of the securities can be recovered. If management anticipates recovering an amount less than the amortized cost of the securities, an impairment charge is calculated based on the expected discounted cash flows of the securities. Any deficit between the amortized cost and the expected cash flows is recorded through earnings as a charge. All other temporary impairment charges are recorded through other comprehensive income. During the three and nine months ended September 30, 2015 and 2014, respectively, no losses were recognized from other-than-temporary impairments.

Fair Value of Financial Instruments

The estimated fair value amounts of cash equivalents, investments available-for-sale, premiums and other receivables, notes receivable and notes payable have been determined by using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. Fair values for debt and equity securities are generally based upon quoted market prices. Where quoted market prices were not readily available, fair values were estimated using valuation methodologies based on available and observable market information. Such valuation methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly traded companies in a similar line of business, and reviewing the underlying financial performance including estimating discounted cash flows. The carrying value of premiums and other receivables, long-term notes receivable and nonmarketable securities approximates the fair value of such financial instruments. The fair value of notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt with the same remaining maturities. The fair value of our fixed-rate borrowings was $418.5 million and $437.0 million as of September 30, 2015 and December 31, 2014, respectively. As of September 30, 2015 and December 31, 2014, the fair value of our variable-rate borrowings under our revolving credit facility was $210.0 million and $100.0 million, respectively. The fair value of our fixed-rate borrowings was determined using the quoted market price, which is a Level 1 input in the fair value hierarchy. The fair value of our variable-rate borrowings was estimated to equal the carrying value because the interest rates paid on these borrowings were based on prevailing market rates. Since the pricing inputs are other than quoted prices and fair value is determined using an income approach, our variable-rate borrowings are classified as a Level 2 in the fair value hierarchy. See Notes 7 and 8 for additional information regarding our financing arrangements and fair value measurements, respectively.

Health Plan Services Revenue Recognition

Health plan services premium revenues generally include HMO, PPO, EPO and POS premiums from employer groups and individuals and from Medicare recipients who have purchased supplemental benefit coverage, for which premiums are based on a predetermined prepaid fee, Medicaid revenues based on multi-year contracts to provide care to Medicaid recipients, revenue under Medicare risk contracts to provide care to enrolled Medicare recipients and revenue relating to our dual eligible members who are participating in the California Coordinated Care Initiative (the “CCI”). Revenue is recognized in the month in which the related enrollees are entitled to health care services. Premiums collected in advance of the month in which enrollees are entitled to health care services are recorded as unearned premiums.

Under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), commercial health plans with medical loss ratios (“MLR”) on fully insured products, as calculated as set forth in the ACA, that fall below certain targets are required to rebate ratable portions of their premiums annually. We classify the estimated rebates, if any, as a reduction to health plan services premiums in our consolidated statement of operations. Estimated rebates for our commercial health plans were $0.4 million for each of the three and nine months ended September 30, 2015 and $0 for each of the three and nine months ended September 30, 2014. In addition to the rebates for the commercial health plans under the ACA, there is also a medical loss ratio corridor for the California Department of Health Care Services (“DHCS”) adult Medicaid expansion members under the state Medicaid program in California (“Medi-Cal”) from January 1, 2014 to September 30, 2015 and for annual periods thereafter. If our MLR for this population is below 85%, then we would have to pay DHCS a rebate. If the MLR is above 95%, then DHCS would have to pay us additional premium. As of September 30, 2015 and December 31, 2014, we have accrued $270.3 million and $200.6 million, respectively, in MLR rebates with respect to this population payable to DHCS. Our Medicaid contract with the state of Arizona contains profit-sharing provisions. If our Arizona Medicaid profits are in excess of the amount we are allowed to fully retain, we record a payable and reduce health plan services premiums. With respect to our Arizona Medicaid contract, the profit corridor receivable balance included in other current assets as of September 30, 2015 and December 31, 2014 was $1.3 million and $0, respectively, the balance included in other noncurrent assets as of September 30, 2015 and December 31, 2014 was $0 and $2.3 million, respectively, and the profit corridor payable balance included in accounts payable and other liabilities as of September

30, 2015 and December 31, 2014 was $0 and $27.0 million, respectively. The profit corridor payable balance included in other noncurrent liabilities as of September 30, 2015 was $34.1 million and $0 as of December 31, 2014. In the nine months ended September 30, 2015, the Arizona Health Care Cost Containment System (“AHCCCS”) withheld $36.2 million in connection with the profit corridor payable from our capitation payment. See below in this Note 2 under the heading “Accounting for Certain Provisions of the ACA” for additional information.

The following table presents information regarding the impact to health plan services premium revenues related to the Medi-Cal MLR rebates and our Arizona Medicaid contract profit-sharing provisions (amounts in millions):

	Increase (Decrease) in Health Plan Services Premium Revenue
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Medi-Cal MLR rebates	$(8.8)	$(45.3)	$(69.7)	$(45.3)
AZ Medicaid contract profit-sharing provisions	(18.5)	(3.9)	(44.3)	(11.9)

Our Medicare Advantage contracts are with the Centers for Medicare & Medicaid Services (“CMS”). CMS deploys a risk adjustment model which apportions premiums paid to all health plans according to health severity and certain demographic factors. This risk adjustment model results in periodic changes in our risk factor adjustment scores for certain diagnostic codes, which then result in changes to our health plan services premium revenues. Because the recorded revenue is based on our best estimate at the time, the actual payment we receive from CMS for risk adjustment reimbursement settlements may be materially different than the amounts we have initially recognized on our financial statements.

Our premiums from the Medi-Cal programs and other state-sponsored health programs are subject to certain retroactive premium adjustments based on expected and actual health care costs.

In addition, our state-sponsored health care programs in California, including Medi-Cal, seniors and persons with disabilities (“SPD”) programs, the dual eligibles demonstration portion of the California Coordinated Care Initiative that began in April 2014 and Medicaid expansion under federal health care reform that began in January 2014, are subject to retrospective premium adjustments based on certain risk sharing provisions included in our state-sponsored health plans rate settlement agreement described below. We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets.

On November 2, 2012, we entered into a state-sponsored health plans rate settlement agreement (the “Agreement”) with the DHCS to settle historical rate disputes with respect to our participation in the Medi-Cal program, for rate years prior to the 2011–2012 rate year. As part of the Agreement, DHCS agreed, among other things, to (1) an extension of all of our Medi-Cal managed care contracts existing as of the date of the Agreement for an additional five years from their then existing expiration dates; (2) retrospective premium adjustments on all of our state-sponsored health care programs, including Medi-Cal, which includes SPDs, Healthy Families, the dual eligibles demonstration portion of the CCI that began in 2014 and Medi-Cal expansion populations that also began in 2014 (our “state-sponsored health care programs”), which are tracked in a settlement account as discussed in more detail below; and (3) compensate us should DHCS terminate any of our state-sponsored health care programs contracts early.

Effective January 1, 2013, the settlement account (the “Account”) was established with an initial balance of zero. The balance in the Account is adjusted annually to reflect retrospective premium adjustments for each calendar year (referenced in the Agreement as a “deficit” or “surplus”). A deficit or surplus will result to the extent our actual pretax margin (as defined in the Agreement) on our state-sponsored health care programs is below or above a predetermined pretax margin target. The amount of any deficit or surplus is calculated as described in the Agreement. Cash settlement of the Account will occur on December 31, 2019, except that under certain circumstances the DHCS may extend the final settlement for up to three additional one-year periods (as may be extended, the “Term”). In addition, the DHCS will make an interim partial settlement payment to us if it terminates any of our state-sponsored health care programs contracts early. Upon expiration of the Term, if the Account is in a surplus position, then no monies are owed to either party. If the Account is in a deficit position, then DHCS shall pay the amount of the deficit to us. In no event, however, shall the amount paid by DHCS to us under the Agreement exceed $264 million or be less than an alternative minimum amount as defined in the Agreement.

We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets. As of September 30, 2015, we had calculated a surplus of $264.1 million. As a surplus Account position results in no monies due to either party upon expiration of the Term, we have no receivable and no payable recorded as of September 30, 2015 in connection with the Agreement. As of December 31, 2014, we had calculated a surplus of $53.4 million under the Agreement and reduced our receivable to zero, reflecting our cumulative estimated retrospective premium adjustment to the Account based on our actual pretax margin for the period beginning on January 1, 2013 and ending on December 31, 2014.

The following table presents information regarding the impact to health plan services premium revenues related to the change in prior years Medicare risk adjustment revenues, retroactive premium adjustments for our Medi-Cal and other state-sponsored health programs and the change in deficit calculated under our state-sponsored health plans rate settlement agreement (amounts in millions):

	Increase (Decrease) in Health Plan Services Premium Revenue
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Change in prior years risk adjustment revenue estimate	$(1.4)	$(5.5)	$2.3	$14.5
Retroactive premium adjustments for prior years Medi-Cal member risk reassignment	—	—	29.8	—
Change in deficit calculated under our state-sponsored health plans rate settlement agreement	—	(9.6)	—	(62.9)

Health Plan Services Health Care Cost

The cost of health care services is recognized in the period in which services are provided and includes an estimate of the cost of services that have been incurred but not yet reported. Such costs include payments to primary care physicians, specialists, hospitals and outpatient care facilities, and the costs associated with managing the extent of such care. Our health care cost also can include from time to time remediation of certain claims as a result of periodic reviews by various regulatory agencies.

We estimate the amount of the provision for health care service costs incurred but not yet reported (“IBNR”) in accordance with GAAP and using standard actuarial developmental methodologies based upon historical data including the period between the date services are rendered and the date claims are received and paid, denied claim activity, expected medical cost inflation, seasonality patterns and changes in membership, among other things.

Our IBNR best estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. This provision for adverse deviation is intended to capture the potential adverse development from known environmental factors such as our entry into new geographical markets, changes in our geographic or product mix, the introduction of new customer populations, variation in benefit utilization, disease outbreaks, changes in provider reimbursement, fluctuations in medical cost trend, variation in claim submission patterns and variation in claims processing speed and payment patterns, changes in technology that provide faster access to claims data or changes in the speed of adjudication and settlement of claims, variability in claims inventory levels, non-standard claim development, and/or exceptional situations that require judgmental adjustments in setting the reserves for claims.

We consistently apply our IBNR estimation methodology from period to period. Our IBNR best estimate is made on an accrual basis and adjusted in future periods as required. Any adjustments to the prior period estimates are included in the current period. As additional information becomes known to us, we adjust our assumptions accordingly to change our estimate of IBNR. Therefore, if moderately adverse conditions do not occur, evidenced by more complete claims information in the following period, then our prior period estimates will be revised downward, resulting in favorable development. However, any favorable prior period reserve development would increase current period net income only to the extent that the current period provision for adverse deviation is less than the benefit recognized from the prior period favorable development. If moderately adverse conditions occur and are more acute than we estimated, then our prior period estimates will be revised upward, resulting in unfavorable development, which would decrease current period net income. For the three and nine months ended September 30, 2015, we had $9.8 million and $109.4 million, respectively, in net favorable reserve developments related to prior years. The amount for the three months ended September 30, 2015 consisted of $8.8 million in favorable prior year development and a release of $1.0 million of the provision for adverse deviation held at December 31, 2014. The amount for the nine months ended September 30, 2015 consisted of $31.7 million in favorable prior year development and a release of $77.7 million of the provision for adverse deviation held at December 31, 2014. We believe that the $31.7 million favorable development for the nine months ended September 30, 2015 was primarily due to the growth of the new Medicaid expansion population in 2014. As part of our best estimate for IBNR, the provision for adverse deviation recorded as of September 30, 2015 and December 31, 2014 was $84.3 million and $77.7 million, respectively. For the three months ended September 30, 2014, we had $9.7 million in net unfavorable reserve developments related to prior years. For the nine months ended September 30, 2014, we had $16.9 million in net favorable reserve developments related to prior years. The amount for the three months ended September 30, 2014 consisted of $10.4 million in unfavorable prior year development primarily due to the existence of moderately adverse conditions and a release of $0.7 million of the provision for adverse deviation held at December 31, 2013. The amount for the nine months ended September 30, 2014 consisted of $34.5 million in unfavorable prior year development primarily due to the existence of moderately adverse conditions and a release of $51.4 million of the provision for adverse deviation held at December 31, 2013. We believe that the $10.4 million and $34.5 million unfavorable developments for the three and nine months ended September 30, 2014, respectively, were due to unanticipated benefit utilization in our commercial business arising from dates of service in the fourth quarter of 2013 as a result of an uncertain environment related to the ACA. For the three and nine months ended September 30, 2015, the reserve development related to prior years, when considered together with the provision for adverse deviation recorded as of September 30, 2015, did not have a material impact on our operating results or financial condition.

The majority of the IBNR reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior periods are determined in each quarter based on the most recent updates of paid claims for prior periods. Estimates for service costs incurred but not yet reported are subject to the impact of changes in the regulatory environment, economic conditions, changes in claims trends, and numerous other factors. Given the inherent variability of such estimates, the actual liability could differ materially from the amounts estimated.

Government Contracts

On April 1, 2011, we began delivery of administrative services under our Managed Care Support Contract (the “T-3 contract”) for the TRICARE North Region. The T-3 contract was awarded to us on May 13, 2010, and included five one-year option periods. On March 15, 2014, the U.S. Department of Defense (“Department of Defense” or “DoD”) exercised the last of these options, which extended the T-3 contract through March 31, 2015. On June 27, 2014, at the DoD’s request, we submitted a proposal to add three additional one-year option periods to the T-3 contract. In March 2015, the DoD modified our T-3 contract to add three additional one-year option periods and awarded us the first of the three option periods, which allows us to continue providing access to health care services to TRICARE beneficiaries through March 31, 2016. If all three one-year option periods are ultimately exercised, the T-3 contract would conclude on March 31, 2018. On April 24, 2015, the DoD issued its final request for proposal for the next generation TRICARE contract (the “T-2017 contracts”). On July 23, 2015, we responded to the DoD’s request for proposal, which will reduce the three existing TRICARE regions to two regions. The DoD anticipates it will award the T-2017 contracts in the first quarter of 2016, with health care delivery commencing on April 1, 2017.

Revenues and expenses associated with the T-3 contract are reported as part of Government Contracts revenues and Government Contracts expenses in the consolidated statements of operations and included in the Government Contracts reportable segment.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments and premiums receivable. All cash equivalents and investments are managed within established guidelines, which provide us diversity among issuers. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers comprising our customer base. The federal government is the primary customer of our Government Contracts reportable segment with fees and premiums associated with this customer accounting for approximately 96% of our Government Contracts revenue. In addition, the federal government is a significant customer of our Western Region Operations reportable segment as a result of our contract with CMS for coverage of Medicare-eligible individuals. Furthermore, our Medicaid revenue is derived in California through our contracts with the DHCS, and in Arizona through our contract with AHCCCS. The DHCS is a significant customer of our Western Region Operations reportable segment.

Comprehensive Income

Comprehensive income includes all changes in stockholders’ equity (except those arising from transactions with stockholders) and includes net income (loss), net unrealized appreciation (depreciation) after tax on investments available-for-sale and prior service cost and net loss related to our defined benefit pension plan.

Our accumulated other comprehensive income (loss) for the three and nine months ended September 30, 2015 and 2014 are as follows:

	Unrealized Gains (Losses) on investments available-for-sale	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
	(Dollars in millions)
Three Months Ended September 30:
Balance as of July 1, 2014	$3.9	$(4.4)	$(0.5)
Other comprehensive income before reclassifications	1.3	—	1.3
Amounts reclassified from accumulated other comprehensive (loss) income	(0.2)	0.1	(0.1)

Other comprehensive income for the three months ended September 30, 2014	1.1	0.1	1.2

Balance as of September 30, 2014	$5.0	$(4.3)	$0.7

Balance as of July 1, 2015	$(2.8)	$(10.7)	$(13.5)
Other comprehensive income before reclassifications	7.3	—	7.3
Amounts reclassified from accumulated other comprehensive income	0.1	0.4	0.5

Other comprehensive income for the three months ended September 30, 2015	7.4	0.4	7.8

Balance as of September 30, 2015	$4.6	$(10.3)	$(5.7)

Nine Months Ended September 30:
Balance as of January 1, 2014	$(28.3)	$(4.6)	$(32.9)
Other comprehensive income before reclassifications	35.0	—	35.0
Amounts reclassified from accumulated other comprehensive (loss) income	(1.7)	0.3	(1.4)

Other comprehensive income for the nine months ended September 30, 2014	33.3	0.3	33.6

Balance as of September 30, 2014	$5.0	$(4.3)	$0.7

Balance as of January 1, 2015	$8.2	$(11.5)	$(3.3)
Other comprehensive (loss) income before reclassifications	(2.3)	—	(2.3)
Amounts reclassified from accumulated other comprehensive (loss) income	(1.3)	1.2	(0.1)

Other comprehensive (loss) income for the nine months ended September 30, 2015	(3.6)	1.2	(2.4)

Balance as of September 30, 2015	$4.6	$(10.3)	$(5.7)

The following table shows reclassifications out of accumulated other comprehensive income and the affected line items in the consolidated statements of operations for the three and nine months ended September 30, 2015 and 2014:

	Three months ended September 30,		Nine months ended September 30,		Affected line item in the Consolidated Statements of Operations
	2015	2014	2015	2014
	(Dollars in millions)
Unrealized (losses) gains on investments available-for-sale	$(0.1)	$0.3	$2.1	$2.6	Net investment income

	(0.1)	0.3	2.1	2.6	Total before tax
	—	0.1	0.8	0.9	Tax expense

	(0.1)	0.2	1.3	1.7	Net of tax

Amortization of defined benefit pension items:
Prior-service cost	(0.1)	(0.1)	(0.3)	(0.3)	(a)
Actuarial gains (losses)	(0.5)	(0.1)	(1.6)	(0.2)	(a)

	(0.6)	(0.2)	(1.9)	(0.5)	Total before tax
	(0.2)	(0.1)	(0.7)	(0.2)	Tax benefit

	(0.4)	(0.1)	(1.2)	(0.3)	Net of tax

Total reclassifications for the period	$(0.5)	$0.1	$0.1	$1.4	Net of tax

(a)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost.

Earnings Per Share

Basic earnings per share excludes dilution and reflects net income divided by the weighted average shares of common stock outstanding during the periods presented. Diluted earnings per share is based upon the weighted average shares of common stock and dilutive common stock equivalents (this reflects the potential dilution that could occur if stock options were exercised and restricted stock units (“RSUs”) and performance share units (“PSUs”) were vested) outstanding during the periods presented.

The inclusion or exclusion of common stock equivalents arising from stock options, RSUs and PSUs in the computation of diluted earnings per share is determined using the treasury stock method. For the three and nine months ended September 30, 2015, respectively, 1,117,000 shares and 1,128,000 shares of dilutive common stock equivalents were outstanding and were included in the computation of diluted earnings per share. For the three months ended September 30, 2014, 1,278,000 shares of common stock equivalents were excluded from the computation of loss per share due to their anti-dilutive effect. For the nine months ended September 30, 2014, 1,122,000 shares of dilutive common stock equivalents were outstanding and were included in the computation of diluted earnings per share.

For the three and nine months ended September 30, 2015, respectively, an aggregate of 27,000 shares and 28,000 shares of common stock equivalents were considered anti-dilutive and were not included in the computation of diluted earnings per share. For the nine months ended September 30, 2014, an aggregate of 779,000 shares of common stock equivalents were considered anti-dilutive and were not included in the computation of diluted earnings per share. Stock options expire at various times through February 2019.

In May 2011, our Board of Directors authorized a stock repurchase program for the repurchase of up to $300 million of our outstanding common stock (our “stock repurchase program”). On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, which when taken together with the remaining authorization at that time, brought our total authorization up to $400 million. As of December 31, 2014 and September 30, 2015, the remaining authorization under our stock repurchase program was $400.0 million and $306.2 million, respectively. See Note 6 for more information regarding our stock repurchase program.

Goodwill and Other Intangible Assets

We performed our annual impairment test on our goodwill and other intangible assets as of June 30, 2015 for our Western Region Operations reporting unit and also re-evaluated the useful lives of our other intangible assets. No goodwill impairment was identified. We also determined that the estimated useful lives of our other intangible assets properly reflected the current estimated useful lives.

The carrying amount of goodwill by reporting unit is as follows:

	Western Region Operations	Total
	(Dollars in millions)
Balance as of December 31, 2014	$558.9	$558.9

Balance as of September 30, 2015	$558.9	$558.9

The intangible assets that continue to be subject to amortization using the straight-line method over their estimated lives are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Balance	Weighted Average Life (in years)
	(Dollars in millions)
As of September 30, 2015:
Provider networks	$41.5	$(37.8)	$3.7	18.9
Customer relationships and other	29.5	(23.5)	6.0	11.1

	$71.0	$(61.3)	$9.7

As of December 31, 2014:
Provider networks	$41.5	$(36.9)	$4.6	18.9
Customer relationships and other	29.5	(22.3)	7.2	11.1

	$71.0	$(59.2)	$11.8

Estimated annual pretax amortization expense for other intangible assets for each of the next five years ending December 31 is as follows (dollars in millions):

Year	Amount
2015	$2.8
2016	2.2
2017	2.2
2018	2.1
2019	0.9

Restricted Assets

We and our consolidated subsidiaries are required to set aside certain funds that may only be used for certain purposes pursuant to state regulatory requirements. We have discretion as to whether we invest such funds in cash and cash equivalents or other investments. As of September 30, 2015 and December 31, 2014, the restricted cash and cash equivalents balances totaled $0.2 million and $0.2 million, respectively, and are included in other noncurrent assets. Investment securities held by trustees or agencies were $28.1 million and $24.0 million as of September 30, 2015 and December 31, 2014, respectively, and are included in investments available-for-sale.

Accounting for Certain Provisions of the ACA

Premium-based Fee on Health Insurers

The ACA mandated significant reforms to various aspects of the U.S. health insurance industry. Among other things, the ACA imposes an annual premium-based fee on health insurers (the “health insurer fee”) for each calendar year beginning on or after January 1, 2014 which is not deductible for federal income tax purposes and in many state jurisdictions. The health insurer fee is levied based on a ratio of an insurer’s net health insurance premiums written for the previous calendar year compared to the U.S. health insurance industry total. We are required to estimate a liability for our portion of the health insurer fee and record it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized ratably to expense over the calendar year that it is payable.

We paid the federal government $233.0 million in September 2015 for our portion of the 2015 health insurer fee based on 2014 premiums in accordance with the ACA. We had recorded a liability for this fee in other current liabilities with an offsetting deferred cost in other current assets in our consolidated financial statements. In September 2014, we paid the federal government $141.4 million for our portion of the health insurer fee based on 2013 premiums. Our general and administrative expenses for the three and nine months ended September 30, 2015 include amortization of the deferred cost of $58.4 million and $174.7 million, respectively. Our general and administrative expenses for the three and nine months ended September 30, 2014 include amortization of the deferred cost of $31.9 million and $106.1 million, respectively. The remaining deferred cost asset was approximately $58.2 million as of September 30, 2015 and $0 as of December 31, 2014.

Public Health Insurance Exchanges

The ACA requires the establishment of state-based, state and federal partnership or federally facilitated health insurance exchanges (“exchanges”) where individuals and small groups may purchase health insurance coverage under regulations established by U.S. Department of Health and Human Services (“HHS”). We currently participate in exchanges in Arizona and California. Effective January 1, 2014, the ACA includes permanent and temporary premium stabilization provisions for transitional reinsurance, permanent risk adjustment, and temporary risk corridors (collectively referred to as the “3Rs”), which are applicable to those insurers participating inside, and in some cases outside, of the exchanges.

Member Related Components

Member Premium—We receive a monthly premium from members. The member premium, which is fixed for the entire plan year, is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Premium Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of the monthly member premium depending on the member’s income level in relation to the Federal Poverty Level. We recognize the premium subsidy evenly over the contract period and report it as part of health plan services premium revenue.

Cost Sharing Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of a member’s cost sharing amounts (e.g., deductible, co-pay/coinsurance). The amount paid for the member by HHS is dependent on the member’s income level in relation to the Federal Poverty Level. The Cost Sharing Subsidy offsets health care costs when incurred. We record a liability if the Cost Sharing Subsidy is paid in advance or a receivable if incurred health care costs exceed the Cost Sharing Subsidy received to date.

3Rs: Reinsurance, Risk Adjustment and Risk Corridor

Our accounting estimates are impacted as a result of the provisions of the ACA, including the 3Rs. The substantial influx of previously uninsured individuals into the new health insurance exchanges under the ACA could make it more difficult for health insurers, including us, to establish pricing accurately, at least during the early years of the exchanges. The 3Rs are intended to mitigate some of the risks around pricing and lack of information surrounding the previously uninsured. Estimating the amounts for the 3Rs involve complex calculations, assumptions and judgments. Our estimation process relies in part on data provided by participating insurers, including us, and also requires interpretation and application of existing laws, regulations and guidance, including, among others, those related to the treatment of income taxes in calculating risk corridors as well as the timing and source of program funding. How the certain laws, regulations and guidance are interpreted and applied may impact the estimation process, which impact may be material. Accordingly, we will experience premium adjustments to our health plan services premium revenues and health plan services expenses based on changes to our estimated amounts related to the 3Rs until we receive the final reconciliation and settlement amount from HHS. Such estimated amounts may differ materially from actual amounts ultimately received or paid under the provisions, which may have a material impact on our consolidated results of operations and financial condition.

Reinsurance—The transitional reinsurance program requires us to make reinsurance contributions for calendar years 2014 through 2016 to a state or HHS established reinsurance entity based on a national contribution rate per covered member as determined by HHS. While all commercial medical plans, including self-funded plans, are required to fund the reinsurance entity, only fully-insured non-grandfathered plans in the individual commercial market will be eligible for recoveries if individual claims exceed a specified threshold. Accordingly, we account for transitional reinsurance contributions associated with all commercial medical health plans other than non-grandfathered individual plans as an assessment in general and administrative expenses in our consolidated statement of income and recorded $9.0 million and $13.7 million for the three months ended September 30, 2015 and 2014, respectively, and recorded $27.1 million and $41.7 million for the nine months ended September 30, 2015 and 2014, respectively. We account for contributions made by individual commercial plans which are subject to recoveries as contra-health plan services premium revenue and recorded $3.7 million and $5.9 million for the three months ended September 30, 2015 and 2014, respectively, and recorded $11.3 million and $13.8 million for the nine months ended September 30, 2015 and 2014, respectively. We account for any recoveries as contra-health plan services expense in our consolidated statements of income. Reinsurance assessments and recoveries are classified as current or long-term receivable or payable based on the timing of expected settlement.

Risk Adjustment—The risk adjustment provision applies to individual and small group business both within and outside the exchange and requires measurement of the relative health status risk of each insurer’s pool of insured enrollees in a given market. The risk adjustment provision then operates to transfer funds from insurers whose pools of insured enrollees have lower-than-average risk scores to those insurers whose pools have greater-than-average risk scores. Our estimate for the risk adjustment incorporates our risk scores by state and market relative to the market average using data provided by the participating insurers and available information about the HHS model. This information is consistent with our knowledge and understanding of market conditions.

As part of our ongoing estimation process, we consider information as it becomes available at interim dates along with our actuarially determined expectations, and we update our estimates incorporating such information as appropriate.

We estimate and recognize adjustments to our health plan services premium revenue for the risk adjustment provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience. We record receivables and/or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement.

Risk Corridor—The temporary risk corridor program will be in place for three years and applies to individual and small group business operating both inside and outside of the exchanges. The risk corridor provisions limit health insurers’ gains and losses by comparing allowable medical costs to a target amount, each defined/prescribed by HHS, and sharing the risk for allowable costs with the federal government. Variances from the target exceeding certain thresholds may result in HHS making additional payments to us or require us to make payments to HHS.

We estimate and recognize adjustments to our health plan services premium revenue for the risk corridor provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience, including changes in risk adjustment and reinsurance recoverables. We record receivables and/or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement.

HHS has recognized that it is obligated to make the risk corridors program payments without regard to budget neutrality in both regulations and guidance. On October 1, 2015, HHS acknowledged a shortfall in the payments for program year 2014, and stated that it would be making payments to insurers of approximately 12.6 percent of their requested amounts at this time. HHS confirmed its previously stated intention to fulfill its remaining 2014 risk corridor obligations with funds collected for program year 2015 and, if necessary, 2016 collections. This payment structure would be consistent with the Consolidated and Further Continuing Appropriations Act, 2015, which is also referred to as the “2015 Budget Act” or “Cromnibus.” Additionally, HHS has stated that in the event of a shortfall between the amounts collected from issuers and the payments to issuers, HHS will use other sources of funding for the risk corridors payments, subject to the availability of appropriations. This use of alternative funding is consistent with general principles of federal program budgeting and appropriations. Notwithstanding any restrictions imposed by the 2015 Budget Act, HHS has retained the right and ability to source risk corridors program payments from user fees under both the risk corridors program and other programs.

On October 13, 2015, HHS reiterated its continuing obligation to make full payment of its risk corridors liabilities and stated that HHS recognizes that the ACA requires the Secretary to make full payments to issuers. HHS further stated that it is recording those amounts that remain unpaid following its 12.6 percent prorated payment this winter as fiscal year 2015 obligations of the United States Government for which full payment is required.

The following table presents the assets and liabilities related to the 3Rs as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
	(Dollars in millions)
Other receivables:
Reinsurance	$167.8	$234.0
Risk adjustment	123.2	81.0
Risk corridor	12.4	—

Other noncurrent assets:
Reinsurance	—	—
Risk adjustment	—	—
Risk corridor	176.9	90.4

Accounts payable and other liabilities:
Risk adjustment	144.9	153.4

Other noncurrent liabilities:
Risk adjustment	—	—
Risk corridor	—	3.6

Net Receivable (Payable) Balance:
Risk adjustment	$(21.7)	$(72.4)
Risk corridor	189.3	86.8
Reinsurance	167.8	234.0

The following table presents the changes in our balances related to the 3Rs during the three months ended September 30, 2015 and 2014:

	Net Receivable/(Payable) Balance as of June 30, 2015 and 2014	Change in Estimates Related to Prior Year	Current Estimates	Payments Made (Received)	Net Receivable/(Payable) Balance as of September 30, 2015 and 2014
		(Dollars in millions)
Three months ended September 30, 2015
Risk adjustment	$(139.4)	$0.2	$28.4	$89.1	$(21.7)
Risk corridor	178.9	5.5	4.9	—	189.3
Reinsurance	300.6	—	65.7	(198.5)	167.8
Three months ended September 30, 2014
Risk adjustment	$(30.1)	$—	$(17.6)	$—	$(47.7)
Risk corridor	27.3	—	44.7	—	72.0
Reinsurance	110.6	—	32.0	—	142.6

The following table presents the changes in our balances related to the 3Rs during the nine months ended September 30, 2015 and 2014:

	Net Receivable/(Payable) Balance as of December 31, 2014 and 2013	Change in Estimates Related to Prior Year	Current Estimates	Payments Made (Received)	Net Receivable/(Payable) Balance as of September 30, 2015 and 2014
		(Dollars in millions)
Nine months ended September 30, 2015
Risk adjustment	$(72.4)	$(6.2)	$(32.2)	$89.1	$(21.7)
Risk corridor	86.8	11.4	91.1	—	189.3
Reinsurance	234.0	(19.8)	152.1	(198.5)	167.8
Nine months ended September 30, 2014
Risk adjustment	$—	$—	$(47.7)	$—	$(47.7)
Risk corridor	—	—	72.0	—	72.0
Reinsurance	—	—	142.6	—	142.6

The change in estimates related to the prior year increased our pretax income by $5.7 million for the three months ended September 30, 2015 and reduced our pretax income by $(14.6) million for nine months ended September 30, 2015.

The final reconciliation and settlement with HHS of the premium and cost sharing subsidies and the amounts related to the 3Rs for the current year generally will be completed in the following year with HHS. The risk adjustment and reinsurance amounts for the benefit year 2014 reflect the final reconciliation by HHS. Risk adjustment and reinsurance amounts for 2014 were substantially settled during the third quarter of 2015. We expect to receive approximately $12.4 million, which represents 12.6 percent of our 2014 risk corridor receivables, from HHS in the fourth quarter of 2015. For further information with respect to our risk corridor receivables, see the discussion above in this Note 2.

Section 1202 of ACA

Section 1202 of the ACA mandates increases in Medicaid payment rates for primary care in calendar years 2013 and 2014. The final rule has been in effect since January 1, 2013. The provisions of section 1202 impact our 1.8 million Medi-Cal members in California and 67,000 Medicaid members in Arizona. DHCS, the agency that regulates the Medi-Cal program, initially implemented a reimbursement methodology with no underwriting risk to the managed care plans (“MCPs”) in 2013. Subsequently, DHCS changed the reimbursement methodology during the second quarter of 2014, and this change transferred full underwriting risk to the MCPs.

For the periods prior to this reimbursement methodology change, i.e., the year ended December 31, 2013 and the three months ended March 31, 2014, we accounted for the provisions of section 1202 on an administrative services only basis since it transferred no underwriting risk to the MCPs, and recorded the receipts and payments on a net basis.

Following the change in reimbursement methodology, we have full underwriting risk for 2013, including both utilization and unit cost risk. Accordingly, for the second quarter of 2014, with respect to our Medi-Cal business, we had:

•	Reversed $7.9 million previously recorded as administrative services fees and other income in 2013 and for the three months ended March 31, 2014.

•	Recorded payments on a grossed-up basis by recording Medi-Cal payments received as premium revenue and estimated Medi-Cal claim payments as health care costs (incurred claims), each via retroactive adjustments to premium revenues and health care costs.

•	Recorded retrospective premium revenue adjustments based upon the state settlement agreement (see Note 2 - “Health Plan Services Revenue Recognition” above).

The financial statement impact of the section 1202 reimbursement methodology change is summarized in the table below.

	Recorded In
	Year Ended December 31, 2013	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014
(Dollars in millions)	No Risk	No Risk	Full Risk
Health plan services premiums	$4.4	$—	$154.7
Health plan services expenses	—	—	144.0
General and administrative expenses	4.4	—	—
Administrative services fees and other income	6.5	1.4	(7.9)

Pretax income	$6.5	$1.4	$2.8

Recently Issued Accounting Pronouncement

In August 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-14, “Revenue From Contracts with Customers (Topic 606), Deferral of the Effective Date (ASU 2015-14”). The amendments in this ASU defer the effective date of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) that was issued in May 2014, for all entities by one year. Public business entities, certain non-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

3.	ASSETS HELD FOR SALE

On November 2, 2014, we signed a definitive seven-year Master Services Agreement with Cognizant to provide consulting, technology and administrative services to us in the following areas: claims management, membership and benefits configuration, customer contact center services, information technology, quality assurance, appeals and grievance services and non-clinical medical management support. In addition, in connection with the MSA we entered into an Asset Purchase Agreement with Cognizant for the sale of certain of our software system assets to Cognizant for $50 million. The closing of the Cognizant Transaction and commencement of services thereunder on the BPaaS Services Commencement Date (as defined in the Master Services Agreement), was subject to receipt of required regulatory approvals, and the closing of the related Asset Sale was scheduled for the BPaaS Services Commencement Date. See below for additional information regarding our subsequent amendment to the Master Services Agreement with Cognizant.

We had determined that the sale of these software system assets constitutes a sale of a business as defined under GAAP, and the requirements to classify these software system assets as held-for-sale were met as of September 30, 2014. Assets held for sale were measured at the lower of carrying value or fair value less cost to sell. Accordingly, we had classified $50.0 million in assets as assets held for sale as of December 31, 2014. The following table presents the major classes of assets included in this amount (dollars in millions):

	Assets Classified as Held for Sale during the year ended December 31, 2014	Impairment Loss for the year ended December 31, 2014	Assets Held for Sale as of December 31, 2014	Assets Classified as Held for Sale during the nine months ended September 30, 2015	Impairment Loss for the nine months ended September 30, 2015	Assets Reclassified to Property and Equipment (Held for Use) during the three months ended September 30, 2015	Assets Held for Sale as of September 30, 2015
Property and equipment, net	$130.2	$(80.2)	$50.0	$1.9	$(1.9)	$(50.0)	$—
Goodwill allocated to sale of business	7.0	(7.0)	—	—	—	—	—

Assets held for sale	$137.2	$(87.2)	$50.0	$1.9	$(1.9)	$(50.0)	$—

In connection with the then pending sale, we had assessed the recoverability of goodwill and our long-lived assets, including property and equipment. As a result, in the year ended December 31, 2014, we recorded $87.2 million in total asset impairments. In the nine months ended September 30, 2015, we recorded $1.9 million in asset impairments for additional property and equipment classified as assets held for sale (see Note 8). No asset impairments were recorded during the three months ended September 30, 2015. In the three and nine months ended September 30, 2014, we recorded $84.7 million in total asset impairments, including goodwill impairment of $7.0 million and impairment of property and equipment of $77.7 million. Such property and equipment consisted of software system assets.

However, in connection with the announcement of the Merger with Centene, we agreed with Cognizant to suspend efforts toward, and defer the occurrence of, the BPaaS Services Commencement Date to provide time for Health Net and Centene to work towards closing the Merger, and accordingly entered into the Cognizant Amendment on July 1, 2015. The decision to suspend efforts toward the BPaaS Services Commencement Date has similarly deferred the Asset Sale. The Cognizant Amendment, among other things, extended the Pre-BPaaS Services Commencement Date Termination period, or the period of time during which the Company may terminate the Cognizant Agreement for a break-up fee of $10 million, until after the closing of the Merger. Cognizant will continue to provide certain application and business processing services pursuant to existing agreements it has with the Company. The Company and Cognizant have agreed to exercise good faith efforts to explore and, if both parties agree to proceed, to negotiate and enter into a new definitive agreement relating to certain services described in the Master Services Agreement, which new definitive agreement shall survive the closing of the Merger with Centene.

Due to the deferral of the Asset Sale in connection with the pending Merger with Centene, the Company determined that the sale of these software system assets no longer meets the requirements of held-for-sale classification. Consequently, during the three months ended September 30, 2015, the Company reclassified all assets held for sale to property and equipment held-for-use and commenced depreciation for such assets. As of September 30, 2015, the Company had no assets held for sale.

4.	SEGMENT INFORMATION

Our reportable segments are comprised of Western Region Operations and Government Contracts. Our Western Region Operations reportable segment includes the operations of our commercial, Medicare, Medicaid and dual eligibles health plans, our health and life insurance companies, our pharmaceutical services subsidiaries and certain operations of our behavioral health subsidiaries. These operations are conducted primarily in California, Arizona, Oregon and Washington. Our Government Contracts reportable segment includes government-sponsored managed care and administrative services contracts through the TRICARE program, the Department of Defense Military and Family Life Counseling program, the U.S. Department of Veterans Affairs Patient Centered Community Care program and certain other health care-related government contracts. In connection with the Cognizant Transaction, we reviewed our reportable segments and determined that no changes to our reportable segments were necessary. See Note 3 for additional information regarding the Cognizant Transaction.

The financial results of our reportable segments are reviewed on a monthly basis by our chief operating decision maker (“CODM”). We continuously monitor our reportable segments to ensure they reflect how our CODM manages our company.

We evaluate performance and allocate resources based on segment pretax income and net income. Our assets are managed centrally and viewed by our CODM on a consolidated basis; therefore, they are not allocated to our segments and our segments are not evaluated for performance based on assets. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2), except that intersegment transactions are not eliminated.

We also have a Corporate/Other segment that is not a business operating segment. It is added to our reportable segments to provide a reconciliation to our consolidated results. The Corporate/Other segment includes costs that are excluded from the calculation of segment pretax income and net income because they are not managed within the segments and are not directly identified with a particular operating segment. Accordingly, these costs are not included in the performance evaluation of our reportable segments by our CODM. In addition, certain charges, including but not limited to those related to our continuing efforts to address scale issues as well as asset impairments, are reported as part of Corporate/Other.

Our segment information for the three and nine months ended September 30, 2015 and 2014 are as follows:

	Western Region Operations	Government Contracts	Corporate/Other / Eliminations	Total
	(Dollars in millions)
Three months ended September 30, 2015

Revenues from external sources	$3,993.0	$160.7	$—	$4,153.7
Intersegment revenues	3.4	—	(3.4)	—
Segment pretax income (loss)	172.6	2.5	(21.7)	153.4
Segment net income (loss)	73.7	1.4	(14.8)	60.3

Three months ended September 30, 2014

Revenues from external sources	$3,643.7	$146.2	$—	$3,789.9
Intersegment revenues	3.1	—	(3.1)	—
Segment pretax income (loss)	105.9	22.6	(105.8)	22.7
Segment net income (loss)	44.8	13.7	(67.4)	(8.9)

Nine months ended September 30, 2015

Revenues from external sources	$11,750.8	$456.4	$—	$12,207.2
Intersegment revenues	10.2	—	(10.2)	—
Segment pretax income (loss)	429.3	19.3	(95.4)	353.2
Segment net income (loss)	196.8	11.2	(59.4)	148.6

Nine months ended September 30, 2014

Revenues from external sources	$9,805.8	$444.4	$—	$10,250.2
Intersegment revenues	9.2	—	(9.2)	—
Segment pretax income (loss)	239.6	57.1	(113.2)	183.5
Segment net income (loss)	106.2	33.8	0.7	140.7

Our health plan services premium revenue by line of business for the three and nine months ended September 30, 2015 and 2014 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Commercial premium revenue	$1,412.3	$1,430.8	$4,158.2	$4,072.4
Medicare premium revenue	778.2	763.3	2,329.5	2,275.7
Medicaid premium revenue	1,668.1	1,397.7	4,812.5	3,381.6
Dual Eligibles premium revenue	119.3	39.8	401.9	45.1

Total health plan services premiums	$3,977.9	$3,631.6	$11,702.1	$9,774.8

5.	INVESTMENTS

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method, and realized gains and losses are included in net investment income. We periodically assess our investments available-for-sale for other-than-temporary impairment. Any such other-than-temporary impairment loss is recognized as a realized loss, which is recorded through earnings, if related to credit losses.

During the three and nine months ended September 30, 2015 and 2014, we recognized no losses from other-than-temporary impairments of our cash equivalents and available-for-sale investments.

We classified $20.1 million and $4.6 million as investments available-for-sale-noncurrent as of September 30, 2015 and December 31, 2014, respectively, because we did not intend to sell and we believed it may take longer than one year for such impaired securities to recover. This classification does not affect the marketability or the valuation of the investments, which are reflected at their market values as of September 30, 2015 and December 31, 2014.

As of September 30, 2015 and December 31, 2014, the amortized cost, gross unrealized holding gains and losses, and fair value of our current investments available-for-sale and our investments available-for-sale-noncurrent, after giving effect to other-than-temporary impairments, were as follows:

	September 30, 2015
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$556.2	$3.1	$(1.8)	$557.5
U.S. government and agencies	28.1	—	—	28.1
Obligations of states and other political subdivisions	925.1	16.5	(3.0)	938.6
Corporate debt securities	701.0	2.2	(6.1)	697.1

	$2,210.4	$21.8	$(10.9)	$2,221.3

Noncurrent:
Asset-backed securities	$0.5	$—	$(0.1)	$0.4
Obligations of states and other political subdivisions	1.6	—	(0.1)	1.5
Corporate debt securities	21.7	—	(3.5)	18.2

	$23.8	$—	$(3.7)	$20.1

	December 31, 2014
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$437.2	$2.6	$(1.9)	$437.9
U.S. government and agencies	36.5	—	—	36.5
Obligations of states and other political subdivisions	716.7	17.2	(1.7)	732.2
Corporate debt securities	587.0	2.7	(5.3)	584.4

	$1,777.4	$22.5	$(8.9)	$1,791.0

Noncurrent:
Asset-backed securities	$0.8	$—	$(0.2)	$0.6
Corporate debt securities	4.7	—	(0.7)	4.0

	$5.5	$—	$(0.9)	$4.6

As of September 30, 2015, the contractual maturities of our current investments available-for-sale and our investments available-for-sale-noncurrent were as follows:

	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
Current:
Due in one year or less	$42.3	$42.4
Due after one year through five years	492.1	492.3
Due after five years through ten years	610.5	612.4
Due after ten years	509.3	516.7
Asset-backed securities	556.2	557.5

Total current investments available-for-sale	$2,210.4	$2,221.3

	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
Noncurrent:
Due after one year through five years	$10.8	$9.0
Due after five years through ten years	12.5	10.7
Asset-backed securities	0.5	0.4

Total noncurrent investments available-for-sale	$23.8	$20.1

Proceeds from sales of investments available-for-sale during the three and nine months ended September 30, 2015 were $342.0 million and $883.4 million, respectively. Gross realized gains and losses totaled $0.8 million and $0.9 million, respectively, for the three months ended September 30, 2015, and $5.9 million and $3.9 million, respectively, for the nine months ended September 30, 2015. Proceeds from sales of investments available-for-sale during the three and nine months ended September 30, 2014 were $104.6 million and $296.9 million, respectively. Gross realized gains and losses totaled $1.0 million and $0.6 million, respectively, for the three months ended September 30, 2014, and $4.4 million and $1.8 million, respectively, for the nine months ended September 30, 2014.

The following tables show our investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through September 30, 2015 and December 31, 2014. These investments are interest-yielding debt securities of varying maturities. We have determined that the unrealized loss position for these securities is primarily due to market volatility. Generally, in a rising interest rate environment, the estimated fair value of fixed income securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of fixed income securities would be expected to increase. These securities also may be negatively impacted by illiquidity in the market.

The following table shows our current investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through September 30, 2015:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$262.2	$(1.6)	$23.9	$(0.2)	$286.1	$(1.8)
U.S. government and agencies	12.3	—	—	—	12.3	—
Obligations of states and other political subdivisions	211.2	(2.3)	17.2	(0.7)	228.4	(3.0)
Corporate debt securities	379.4	(5.1)	27.3	(1.0)	406.7	(6.1)

	$865.1	$(9.0)	$68.4	$(1.9)	$933.5	$(10.9)

The following table shows our noncurrent investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through September 30, 2015:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$—	$—	$0.4	$(0.1)	$0.4	$(0.1)
Obligations of states and other political subdivisions	—	—	1.5	(0.1)	1.5	(0.1)
Corporate debt securities	11.1	(1.9)	7.1	(1.6)	18.2	(3.5)

	$11.1	$(1.9)	$9.0	$(1.8)	$20.1	$(3.7)

The following table shows the number of our individual securities-current that have been in a continuous loss position through September 30, 2015:

	Less than 12 Months	12 Months or More	Total
Asset-backed securities	153	29	182
U.S. government and agencies	1	—	1
Obligations of states and other political subdivisions	149	11	160
Corporate debt securities	343	30	373

	646	70	716

The following table shows the number of our individual securities-noncurrent that have been in a continuous loss position through September 30, 2015:

	Less than 12 Months	12 Months or More	Total
Asset-backed securities	—	1	1
Obligations of states and other political subdivisions	—	1	1
Corporate debt securities	13	11	24

	13	13	26

The following table shows our current investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$149.3	$(0.5)	$112.5	$(1.4)	$261.8	$(1.9)
U.S. government and agencies	20.7	—	—	—	20.7	—
Obligations of states and other political subdivisions	37.3	(0.1)	104.8	(1.6)	142.1	(1.7)
Corporate debt securities	299.1	(3.9)	56.0	(1.4)	355.1	(5.3)

	$506.4	$(4.5)	$273.3	$(4.4)	$779.7	$(8.9)

The following table shows our noncurrent investments’ fair value and gross unrealized losses for our individual securities that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$—	$—	$0.6	$(0.2)	$0.6	$(0.2)
Corporate debt securities	4.0	(0.7)	—	—	4.0	(0.7)

	$4.0	$(0.7)	$0.6	$(0.2)	$4.6	$(0.9)

6.	STOCK REPURCHASE PROGRAM

On May 2, 2011, our Board of Directors authorized our stock repurchase program pursuant to which a total of $300 million of our outstanding common stock could be repurchased. On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, when taken together with the remaining authorization at that time, brought our total authorization up to $400.0 million.

Subject to the approval of our Board of Directors, we may repurchase our common stock under our stock repurchase program from time to time in privately negotiated transactions, through accelerated stock repurchase programs or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended. The timing of any repurchases and the actual number of shares of stock repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the Company’s debt obligations, and other market and economic conditions. Our stock repurchase program may be suspended or discontinued at any time, and we suspended our stock repurchase program until further notice in connection with our pending Merger with Centene. See Note 1 for additional information regarding the pending Merger with Centene.

During the three and nine months ended September 30, 2014, we repurchased 1.5 million shares of our common stock for aggregate consideration of $69.0 million under our stock repurchase program. As of December 31, 2014, the remaining authorization under our stock repurchase program was $400.0 million. During the three months ended September 30, 2015, we made no share repurchases and during the nine months ended September 30, 2015, we repurchased approximately 1.7 million shares of our common stock for aggregate consideration of $93.8 million under our stock repurchase program. The remaining authorization under our stock repurchase program as of September 30, 2015 was $306.2 million.

7.	FINANCING ARRANGEMENTS

Revolving Credit Facility

In October 2011, we entered into a $600 million unsecured revolving credit facility due in October 2016, which includes a $400 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swing line loans (which sublimits may be increased in connection with any increase in the credit facility described below). In addition, we have the ability from time to time to increase the credit facility by up to an additional $200 million in the aggregate, subject to the receipt of additional commitments. As of September 30, 2015, $210.0 million was outstanding under our revolving credit facility, and the maximum amount available for borrowing under the revolving credit facility was $383.5 million (see “—Letters of Credit” below).

Amounts outstanding under our revolving credit facility bear interest, at the Company’s option, at either (a) the base rate (which is a rate per annum equal to the greatest of (i) the federal funds rate plus one-half of one percent, (ii) Bank of America, N.A.’s “prime rate” and (iii) the Eurodollar Rate (as such term is defined in the credit facility) for a one-month interest period plus one percent) plus an applicable margin ranging from 45 to 105 basis points or (b) the

Eurodollar Rate plus an applicable margin ranging from 145 to 205 basis points. The applicable margins are based on our consolidated leverage ratio, as specified in the credit facility, and are subject to adjustment following the Company’s delivery of a compliance certificate for each fiscal quarter.

Our revolving credit facility includes, among other customary terms and conditions, limitations (subject to specified exclusions) on our and our subsidiaries’ ability to incur debt; create liens; engage in certain mergers, consolidations and acquisitions; sell or transfer assets; enter into agreements that restrict the ability to pay dividends or make or repay loans or advances; make investments, loans, and advances; engage in transactions with affiliates; and make dividends. In addition, we are required to be in compliance at the end of each fiscal quarter with a specified consolidated leverage ratio and consolidated fixed charge coverage ratio. As of September 30, 2015, we were in compliance with all covenants under the revolving credit facility.

Our revolving credit facility contains customary events of default, including nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other indebtedness of the Company or our subsidiaries in excess of $50 million; certain ERISA-related events; noncompliance by the Company or any of our subsidiaries with any material term or provision of the HMO Regulations or Insurance Regulations (as each such term is defined in the credit facility) in a manner that could reasonably be expected to result in a material adverse effect; certain voluntary and involuntary bankruptcy events; inability to pay debts; undischarged, uninsured judgments greater than $50 million against us and/or our subsidiaries that are not stayed within 60 days; actual or asserted invalidity of any loan document; and a change of control. If an event of default occurs and is continuing under the revolving credit facility, the lenders thereunder may, among other things, terminate their obligations under the facility and require us to repay all amounts owed thereunder.

The pending Merger with Centene, if completed, would constitute a change of control under the terms of our revolving credit facility, which would constitute an event of default thereunder. Accordingly, if the pending Merger with Centene is completed prior to the due date of the facility, the lenders thereunder may, among other things, terminate their obligations under the facility and require us to repay all outstanding amounts thereunder and replace the existing letters of credit discussed below. See Note 1 to our consolidated financial statements for additional information regarding our pending Merger with Centene.

Letters of Credit

Pursuant to the terms of our revolving credit facility, we can obtain letters of credit in an aggregate amount of $400 million and the maximum amount available for borrowing is reduced by the dollar amount of any outstanding letters of credit. As of September 30, 2015 and December 31, 2014, we had outstanding letters of credit of $6.5 million and $8.6 million, respectively, resulting in a maximum amount available for borrowing of $383.5 million and $491.4 million, respectively. As of September 30, 2015 and December 31, 2014, no amounts had been drawn on any of these letters of credit.

Senior Notes

In 2007, we issued $400 million in aggregate principal amount of 6.375% Senior Notes due 2017 (“Senior Notes”). The indenture governing the Senior Notes limits our ability to incur certain liens, or consolidate, merge or sell all or substantially all of our assets. In the event of the occurrence of both (1) a change of control of Health Net, Inc. and (2) a below investment grade rating by any two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest to the date of repurchase. As of September 30, 2015, no default or event of default had occurred under the indenture governing the Senior Notes.

The Senior Notes may be redeemed in whole at any time or in part from time to time, prior to maturity at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 30 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Each of the following will be an Event of Default under the indenture governing the Senior Notes:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the Senior Notes shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant or agreement in the notes or indenture for a period of 60 days after notice that performance was required;

•	(A) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

•	events in bankruptcy, insolvency or reorganization of our Company.

On August 3, 2015, we commenced a solicitation with respect to the Senior Notes to amend the defined term “Change of Control” in the Senior Notes to provide that the pending Merger with Centene will not constitute a “Change of Control.” The required consents were received by August 12, 2015, and we executed a supplement to the indenture governing the Senior Notes effectuating the amendment. Accordingly, no Change of Control Offer (as defined in the Senior Notes) to repurchase the Senior Notes will be effectuated in connection with the completion of the Merger. A cash payment of $2.50 per $1,000 in aggregate principal amount of Senior Notes was offered for a validly delivered consent. We conducted the consent solicitation at the request of Centene pursuant to a covenant contained in the Merger Agreement (see Note 1). Centene had agreed that it would be responsible for all liabilities we incurred in connection with the consent solicitation, including but not limited to all consent fees payable to holders of the Senior Notes.

Our Senior Notes payable balances were $399.7 million as of September 30, 2015 and $399.5 million as of December 31, 2014.

8.	FAIR VALUE MEASUREMENTS

We record certain assets and liabilities at fair value in the consolidated balance sheets and categorize them based upon the level of judgment associated with the inputs used to measure their fair value and the level of market price observability. We also estimate fair value when the volume and level of activity for the asset or liability have significantly decreased or in those circumstances that indicate when a transaction is not orderly.

Investments measured and reported at fair value using Level inputs are classified and disclosed in one of the following categories:

Level 1—Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include U.S. Treasury securities and listed equities. We do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

Level 2—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models and/or other valuation methodologies that are based on an income approach. Examples include, but are not limited to, multidimensional relational model, option adjusted spread model, and various matrices. Specific pricing inputs include quoted prices for similar securities in both active and non-active markets, other observable inputs such as interest rates, yield curve volatilities, default rates, and inputs that are derived principally from or corroborated by other observable market data. Investments that are generally included in this category include asset-backed securities, corporate bonds and loans, and state and municipal bonds.

Level 3—Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation using assumptions that market participants would use, including assumptions for risk. Level 3 includes an embedded contractual derivative asset and/or liability held by the Company estimated at fair value. Significant inputs used in the derivative valuation model include the estimated growth in Health Net health care expenditures and estimated growth in national health care expenditures. The growth in these expenditures was modeled using a Monte Carlo simulation approach.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following tables present information about our assets and liabilities measured at fair value on a recurring basis at September 30, 2015 and December 31, 2014, and indicate the fair value hierarchy of the valuation techniques utilized by us to determine such fair value (dollars in millions):

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of September 30, 2015:
Assets:
Cash and cash equivalents	$972.9	$—	$—	$—	$972.9

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$218.1	$—	$—	$218.1
Commercial mortgage-backed securities	—	206.0	0.4	—	206.4
Other asset-backed securities	—	133.4	—	—	133.4
U.S. government and agencies:
U.S. Treasury securities	28.1	—	—	—	28.1
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	938.6	1.5	—	940.1
Corporate debt securities	—	697.1	18.2	—	715.3

Total investments at fair value	$28.1	$2,193.2	$20.1	$—	$2,241.4

Embedded contractual derivative	—	—	—	5.8	5.8

Total assets at fair value	$1,001.0	$2,193.2	$20.1	$5.8	$3,220.1

				Level 3	Total
As of September 30, 2015:
Liability:
Embedded contractual derivative				10.1	10.1

Total liability at fair value				10.1	10.1

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of December 31, 2014:
Assets:
Cash and cash equivalents	$869.1	$—	$—	$—	$869.1

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$210.9	$—	$—	$210.9
Commercial mortgage-backed securities	—	145.6	0.6	—	146.2
Other asset-backed securities	—	81.4	—	—	81.4
U.S. government and agencies:
U.S. Treasury securities	36.5	—	—	—	36.5
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	732.2	—	—	732.2
Corporate debt securities	—	584.4	4.0	—	588.4

Total investments at fair value	$36.5	$1,754.5	$4.6	$—	$1,795.6

Embedded contractual derivative	—	—	—	10.0	10.0

Total assets at fair value	$905.6	$1,754.5	$4.6	$10.0	$2,674.7

				Level 3	Total
As of December 31, 2014:
Liability:
Embedded contractual derivative				$2.6	$2.6

Total liability at fair value				$2.6	$2.6

We had no transfers between Levels 1 and 2 of financial assets or liabilities that are fair valued on a recurring basis during the three and nine months ended September 30, 2015 and 2014. In determining when transfers between levels are recognized, our accounting policy is to recognize the transfers based on the actual date of the event or change in circumstances that caused the transfer.

The changes in the balances of Level 3 financial assets for the three months ended September 30, 2015 and 2014 were as follows (dollars in millions):

	Three months ended September 30,
	2015			2014
	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total
Opening balance	$9.5	$—	$9.5	$13.3	$9.6	$22.9
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains or losses for the period:
Realized in net income	(1.7)	—	(1.7)	0.9	(9.6)	(8.7)
Unrealized in accumulated other comprehensive income	—	—	—	—	—	—
Purchases, issues, sales and settlements:
Purchases/additions	—	—	—	—	—	—
Issues	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Settlements	(2.0)	—	(2.0)	—	—	—

Closing balance	$5.8	$—	$5.8	$14.2	$—	$14.2

Change in unrealized gains (losses) included in net income for assets held at the end of the reporting period	$—	$—	$—	$—	$—	$—

The changes in the balances of Level 3 financial assets for the nine months ended September 30, 2015 and 2014 were as follows (dollars in millions):

	Nine months ended September 30,
	2015			2014
	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total
Opening balance	$10.0	$—	$10.0	$7.2	$62.9	$70.1
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains or losses for the period:
Realized in net income	(2.2)	—	(2.2)	7.0	(62.9)	(55.9)
Unrealized in accumulated other comprehensive income	—	—	—	—	—	—
Purchases, issues, sales and settlements:
Purchases/additions	—	—	—	—	—	—
Issues	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Settlements	(2.0)	—	(2.0)	—	—	—

Closing balance	$5.8	$—	$5.8	$14.2	$—	$14.2

Change in unrealized gains (losses) included in net income for assets held at the end of the reporting period	$—	$—	$—	$—	$—	$—

The changes in the balances of Level 3 financial liability for the three and nine months ended September 30, 2015 were as follows (dollars in millions):

	Three months ended September 30, 2015	Nine months ended September 30, 2015
Embedded Contractual Derivative
Opening balance	$9.8	$2.6
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period:
Realized in net income	0.3	7.5
Unrealized in accumulated other comprehensive income	—	—
Purchases, issues, sales and settlements:
Purchases	—	—
Issues	—	—
Sales	—	—
Settlements	—	—

Closing balance	$10.1	$10.1

We had no financial liabilities fair valued on a recurring basis as of September 30, 2014.

As of December 31, 2014, we classified certain assets as assets held for sale. These assets held for sale were carried at the lower of carrying value or fair value (see Note 3 for additional information). The following table presents information about our assets classified as held for sale as of September 30, 2015 and December 31, 2014, the hierarchy of the valuation techniques utilized by us to determine such fair values and the related impairment loss for the three and nine months ended September 30, 2015 and for the year ended December 31, 2014 (dollars in millions):

	Level 3	Total Asset Impairment for the Three	Total Asset Impairment for the Nine Months	Level 3	Total Asset Impairment for
	As of September 30, 2015	Months Ended September 30, 2015	Ended September 30, 2015	As of December 31, 2014	the Year Ended December 31, 2014
Property and equipment, net	$—	$—	$1.9	$50.0	$80.2
Goodwill allocated to sale of business	—	—	—	—	7.0

Assets held for sale	$—	$—	$1.9	$50.0	$87.2

We had no liabilities fair valued on a non-recurring basis during the three and nine months ended September 30, 2015 and the year ended December 31, 2014.

The following tables present quantitative information about Level 3 Fair Value Measurements as of September 30, 2015 and December 31, 2014 (dollars in millions):

	Fair Value as of September 30, 2015	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
Embedded contractual derivative asset	$5.8	Monte Carlo Simulation Approach	Health Net Health Care Expenditures	-4.46%	—	12.64%	(2.64%)
			National Health Care Expenditures	-0.21%	—	8.59%	(3.83%)

Embedded contractual derivative liability		Monte Carlo Simulation Approach	Health Net Health Care Expenditures	5.97%	—	9.48%	(7.49%)
	$10.1		National Health Care Expenditures	-1.32%	—	8.49%	(3.62%)

Goodwill - Western Region reporting unit	$558.9	Income Approach	Discount Rate	7.5%	—	7.5%	(7.5%)

	Fair Value as of December 31, 2014	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
Embedded contractual derivative asset	$10.0	Monte Carlo Simulation Approach	Health Net Health Care Expenditures	-0.08%	—	2.74%	(2.02%)
			National Health Care Expenditures	3.45%	—	4.14%	(3.80%)

Embedded contractual derivative liability		Monte Carlo Simulation Approach	Health Net Health Care Expenditures	0.79%	—	10.76%	(5.73%)
	$2.6		National Health Care Expenditures	0.64%	—	8.43%	(4.38%)

Goodwill - Western Region reporting unit	$558.9	Income Approach	Discount Rate	7.5%	—	7.5%	(7.5%)

Assets held for sale	$50.0	Income Approach	Discount Rate	12.0%	—	12.0%	(12.0%)

Valuation policies and procedures are managed by our finance group, which regularly monitors fair value measurements. Fair value measurements, including those categorized within Level 3, are prepared and reviewed on a quarterly basis and any third-party valuations are reviewed for reasonableness and compliance with the Fair Value Measurement Topic of the Accounting Standards Codification. Specifically, we compare prices received from our pricing service to prices reported by the custodian or third-party investment advisers, and we perform a review of the inputs, validating that they are reasonable and observable in the marketplace, if applicable. For our embedded contractual derivative asset and/or liability, we use internal historical and projected health care expenditure data and the national health care expenditures as reflected in the National External Trend Standards, which is published by CMS, to estimate the unobservable inputs. The growth rates in each of these health care expenditures are modeled using the Monte Carlo simulation approach, and the resulting value is discounted to the valuation date. We estimate our non-recurring Level 3 asset and goodwill for our Western Region Operations reporting unit using the income approach based on discounted cash flows. We estimated our non-recurring Level 3 assets held for sale based on a combination of the discounted total consideration expected to be received in connection with the services and asset sale agreements, income approach based on a discounted cash flow methodology, and replacement cost methodology.

The significant unobservable inputs used in the fair value measurement of our embedded contractual derivative are the estimated growth in Health Net health care expenditures and the estimated growth in national health care expenditures. Significant increases (decreases) in the estimated growth in Health Net health care expenditures or decreases (increases) in the estimated growth in national health expenditures would result in a significantly lower (higher) fair value measurement. The significant unobservable input used in the fair value measurement of our assets held for sale is our discount rate. Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.

9.	LEGAL PROCEEDINGS

Overview

We record reserves and accrue costs for certain legal proceedings and regulatory matters to the extent that we determine an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. While such reserves and accrued costs reflect our best estimate of the probable loss for such matters, our recorded amounts may differ materially from the actual amount of any such losses. In some cases, no estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made because of the inherently unpredictable nature of legal and regulatory proceedings, which may be exacerbated by various factors, including but not limited to that they may involve indeterminate claims for monetary damages or may involve fines, penalties or punitive damages; present novel legal theories or legal uncertainties; involve disputed facts; represent a shift in regulatory policy; involve a large number of parties, claimants or regulatory bodies; are in the early stages of the proceedings; involve a number of separate proceedings, each with a wide range of potential outcomes; or result in a change of business practices. Further, there may be various levels of judicial review available to the Company in connection with any such proceeding in the event damages are awarded or a fine or penalty is assessed. As of the date of this report, amounts accrued for legal proceedings and regulatory matters were not material. However, it is possible that in a particular quarter or annual period our financial condition, results of operations, cash flow and/or liquidity could be materially adversely affected by an ultimate unfavorable resolution of or development in legal and/or regulatory proceedings, including those described below in this Note 9 under the heading “Military and Family Life Counseling Program Putative Class and Collective Actions,” depending, in part, upon our financial condition, results of operations, cash flow or liquidity in such period, and our reputation may be adversely affected. Except for the regulatory and legal proceedings discussed in this Note 9 under the heading “Military and Family Life Counseling Program Putative Class and Collective Actions,” management believes that the ultimate outcome of any of the regulatory and legal proceedings that are currently pending against us should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

Military and Family Life Counseling Program Putative Class and Collective Actions

We are a defendant in three related litigation matters pending in the United States District Court for the Northern District of California (the “Northern District of California”) relating to the independent contractor classification of counselors (“MFLCs”) who contracted with our subsidiary, MHN Government Services, Inc. (“MHNGS”), to provide short-term, non-medical counseling at U.S. military installations throughout the country under our Military and Family Life Counseling (formerly Military and Family Life Consultants) program.

On June 14, 2011, two former MFLCs filed a putative class action in the Superior Court of the State of Washington for Pierce County against Health Net, Inc., MHNGS, and MHN Services d/b/a MHN Services Corporation (also a subsidiary), on behalf of themselves and a proposed class of current and former MFLCs who have performed services as independent contractors in the state of Washington from June 14, 2008 to the present. Plaintiffs claim that MFLCs were misclassified as independent contractors under Washington law and are entitled to the wages and overtime pay that they would have received had they been classified as non-exempt employees. Plaintiffs seek unpaid wages, overtime pay, statutory penalties, attorneys’ fees and interest. We moved to compel the case to arbitration, and the court denied the motion on September 30, 2011. We appealed the decision. The Washington Supreme Court affirmed the trial court’s decision on August 15, 2013. On February 26, 2014, we removed this case to the United States District Court for the Western District of Washington, pursuant to the Class Action Fairness Act.

On May 15, 2012, the same two MFLCs who filed the Washington action, as well as 12 other named plaintiffs, filed a proposed collective action lawsuit against the same defendants in the United States District Court for the Western District of Washington on behalf of themselves and other current and former MFLCs who have performed services as independent contractors nationwide from May 15, 2009 to the present. They allege misclassification under the federal Fair Labor Standards Act (“FLSA”) and seek unpaid wages, unpaid benefits, overtime pay, statutory penalties, attorneys’ fees and interest. They also seek penalties under California Labor Code section 226.8. The court has since transferred the case to the Northern District of California to relate it to a virtually identical suit filed on October 2, 2012 against MHNGS and Managed Health Network, Inc. (“MHN”) (also a subsidiary).

The third October 2012 suit alleges misclassification under the FLSA on behalf of a nationwide class, as well under several state laws on behalf of MFLCs who worked in California, New Mexico, Hawaii, Kentucky, New York, Nevada, and North Carolina. On October 24, 2013, the parties agreed to toll the statutes of limitations for overtime violations in the following states: Alaska, Colorado, Illinois, Maine, Maryland, Massachusetts, Montana, New Jersey, North Dakota, Ohio, and Pennsylvania.

On November 1, 2012, we moved to compel arbitration in the Northern District of California, and the court denied the motion on April 3, 2013. We noticed our appeal of that decision to the United States Court of Appeals for the Ninth Circuit on April 8, 2013. On April 25, 2013, the district court granted Plaintiffs’ motion for conditional FLSA collective action certification to allow notice to be sent to the FLSA collective action members. The court stayed all other proceedings pending an outcome in the Ninth Circuit appeal. On December 17, 2014, a divided (2-1) Ninth Circuit panel affirmed the district court’s decision denying our motion to compel arbitration. On January 14, 2015, we petitioned for rehearing en banc, and the Ninth Circuit denied the petition on February 9, 2015. On February 13, 2015, the Ninth Circuit granted our motion to stay the proceedings, and the proceedings will remain stayed until the final disposition by the U.S. Supreme Court of our petition for a writ of certiorari. We filed our petition for writ of certiorari on June 10, 2015, and on September 30, 2015, the U.S. Supreme Court granted our petition.

On March 28, 2014, the original Washington case was transferred to the Northern District of California to relate it to the two FLSA suits pending there. On April 11, 2014, we moved to stay the suit pending the Ninth Circuit appeal. We also filed two alternative motions seeking an order to either compel the case to arbitration or dismiss Plaintiffs’ class claims and California Labor Code section 226.8 claims. On June 3, 2014, the court granted our motion to stay, and denied the later alternative motions without prejudice to renewal after the stay is lifted. This suit will also remain stayed until the U.S. Supreme Court’s disposition of our case and final determination on appeal.

We intend to vigorously defend ourselves against these claims; however, these proceedings are subject to many uncertainties.

Miscellaneous Proceedings

In connection with the Merger, two purported Company stockholders filed two putative class action lawsuits in the Court of Chancery of the State of Delaware seeking to enjoin the Merger, and other relief. The lawsuits were consolidated, and the amended complaint alleges, among other things, that the merger consideration is inadequate, that the process culminating in the Merger was flawed, that the directors of the Company breached their fiduciary duties in connection with the Merger, and that Centene, Merger Sub I and Merger Sub II aided and abetted the breaches of fiduciary duty. The amended complaint also alleges that the Form S-4 Registration Statement filed by Centene on August 19, 2015 contains material misstatements and omits material information. We intend to vigorously defend ourselves against these claims; however, these proceedings are subject to many uncertainties.

In addition, in the ordinary course of our business operations, we are subject to periodic reviews, investigations and audits by various federal and state regulatory agencies, including, without limitation, CMS, DMHC, the Office of

Civil Rights of HHS and state departments of insurance, with respect to our compliance with a wide variety of rules and regulations applicable to our business, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, rules relating to pre-authorization penalties, payment of out-of-network claims, timely review of grievances and appeals, and timely and accurate payment of claims, any one of which may result in remediation of certain claims, contract termination, the loss of licensure or the right to participate in certain programs, and the assessment of regulatory fines or penalties, which could be substantial. From time to time, we receive subpoenas and other requests for information from, and are subject to investigations by, such regulatory agencies, as well as from state attorneys general. There also continues to be heightened review by regulatory authorities of, and increased litigation regarding, the health care industry’s business practices, including, without limitation, information privacy, premium rate increases, utilization management, appeal and grievance processing, rescission of insurance coverage and claims payment practices.

In addition, in the ordinary course of our business operations, we are party to various other legal proceedings, including, without limitation, litigation arising out of our general business activities, such as contract disputes, tax matters, employment litigation, wage and hour claims, including, without limitation, cases involving allegations of misclassification of employees and/or failure to pay for off-the-clock work, real estate and intellectual property claims, claims brought by members or providers seeking coverage or additional reimbursement for services allegedly rendered to our members, but which allegedly were denied, underpaid, not timely paid or not paid, and claims arising out of the acquisition or divestiture of various business units or other assets. We also are subject to claims relating to the performance of contractual obligations to providers, members, employer groups and others, including the alleged failure to properly pay claims and challenges to the manner in which we process claims, and claims alleging that we have engaged in unfair business practices. In addition, from time to time we are subject to claims relating to information security incidents and breaches, reinsurance agreements, rescission of coverage and other types of insurance coverage obligations and claims relating to the insurance industry in general. In our role as a federal and state government contractor, we are, and may be in the future, subject to qui tam litigation brought by individuals who seek to sue on behalf of the government for violations of, among other things, state and federal false claims laws. We are, and may be in the future, subject to class action lawsuits brought against various managed care organizations and other class action lawsuits.

We intend to vigorously defend ourselves against the miscellaneous legal and regulatory proceedings to which we are currently a party; however, these proceedings are subject to many uncertainties. In some of the cases pending against us, substantial non-economic or punitive damages are being sought.

Potential Settlements

We regularly evaluate legal proceedings and regulatory matters pending against us, including those described above in this Note 9, to determine if settlement of such matters would be in the best interests of the Company and its stockholders. The costs associated with any settlement of the various legal proceedings and regulatory matters to which we are or may be subject from time to time, including those described above in this Note 9, could be substantial and, in certain cases, could result in a significant earnings charge or impact on our cash flow in any particular quarter in which we enter into a settlement agreement and could have a material adverse effect on our financial condition, results of operations, cash flow and/or liquidity and may affect our reputation.

10.	INCOME TAXES

The effective income tax rate from operations was 60.7% and 139.3% for the three months ended September 30, 2015 and 2014, respectively, and 57.9% and 23.3% for the nine months ended September 30, 2015 and 2014, respectively. For the three and nine months ended September 30, 2015 and 2014, our effective income tax rate was adversely impacted by the health insurer fee under the ACA, which is not deductible for federal income tax purposes and in many state jurisdictions. See Note 2, under the heading “Accounting for Certain Provisions of the ACA—Premium-based Fee on Health Insurers” for additional information regarding the health insurer fee.

For the three months ended June 30, 2014, we incurred a deduction for a loss on stock under Internal Revenue Code Section 165, which produced a tax benefit of $72.6 million, net of adjustments to our reserve for uncertain tax benefits. The impact of this significant tax benefit continued to have a lowering effect on our tax rate for the nine months ended September 30, 2014. Other items that caused our effective income tax rate to differ from the statutory federal tax rate of 35% for the three and nine months ended September 30, 2015 and 2014 included state income taxes, tax-exempt interest and non-deductible compensation.

During the three months ended September 30, 2015, we increased our reserve for uncertain tax positions by an additional $14.8 million due to research and development tax credits and adjustments to the 2014 stock loss deduction. During the three months ended September 30, 2014, we increased our reserve for uncertain tax positions by $7.3 million due to adjustments to our claims reserves. The deductibility of a portion of these claims reserve adjustments may be challenged by the taxing authorities.